United American Petroleum Corp 10-K

Exhibit 23.3

1927 Hillgreen Drive
Katy, TX 77494
Tel: 713-882-9598
www.mireandassociates.com

April 15, 2014

ATTN: Mr. Michael Carey

SUBJECT: UNITED AMERICAN PETROLEUM CORPORATION

INDEPENDENT CONSULTANT CONSENT

Mire & Associates, Inc. hereby consents to the use of its name and information from its report dated March 31, 2014, generating estimated reserves and future net revenues for United American Petroleum Corporation for the year ended December 31, 2013. This information may be used and a copy of the report may be included in United American Petroleum Corporation’s Form 10-K Annual Report for the year ended December 31, 2013.

Sincerely,

Kurt Mire

Petroleum Consultant